Exhibit 10.1

October 20, 2021

Daniel G. Cohen

1240 North Casey Key Road

Osprey, FL 34229

RE:	Congratulations on Your Planned Retirement from The Bancorp

Dear Daniel:

On behalf of the Board of Directors of The Bancorp, Inc. and The Bancorp Bank (together, the “Company”) we wish to express our gratitude to you for your many years of leadership and service to the Company as an employee, an officer, a director and most notably as Chairman of the Company’s Board. You have graciously served in many different roles during your 22-year tenure with the Company. We are truly grateful for each and every way that you contributed to the success of the Company over the years.

We acknowledge receipt of your notice of your plan to retire from your current roles as Chairman of the Board and employee of the Company, effective October 31, 2021 (the “Retirement Date”), to pursue other business interests. As we prepare for this transition in leadership within the Board, we are mindful of the legacy of innovation in financial services that has been the hallmark of your role within the organization.

Recognition of Service and Commitment

As the Board reflects on your role as co-founder of the Company, we recognize that your forward-looking and novel contributions have served to elevate the Company to new heights in an ever-changing financial services industry. In light of your 22 years of service, and your commitment to the future success of the Company, the Board is pleased to offer you a retirement bonus in the amount of $600,000, less required withholdings, payable to you within ten (10) days after your Retirement Date. In addition, all unvested RSUs previously granted to you will have an accelerated vesting schedule such that they will vest at the one (1) year anniversary of your Retirement Date, if not already scheduled to vest sooner.

Commitments to the Future of The Bancorp, Inc.

As we look to the future of the Company and the opportunities that lie ahead, we are grateful for our shared commitment to the future success of the organization. The Board greatly appreciates that even with this leadership transition, your legacy will continue through a spirit of goodwill and mutual respect and collaboration in the years ahead.

To that end, we acknowledge your commitment to serve as a goodwill ambassador of the Company going forward and to work with the Board to effectuate a smooth and harmonious transition of your role as Chairman of the Board to the named successor. We look forward to your cooperation with the Company’s reasonable requests of you in connection with this leadership transition, including the transfer of any relevant knowledge and information to the successor Chair.

Daniel G. Cohen

October 20, 2021

We also appreciate and confirm your willingness to cooperate with the Company regarding any issues or legal proceedings that may arise in the future for which your assistance is needed. In the event the Company makes such a request, we will reimburse you for reasonable expenses that you incur in connection with any such matters in accordance with the Company’s policies and procedures.

Finally, consistent with the standards of privacy and data security which govern our Company and the financial services industry, you have also affirmed that you will continue to maintain the confidentiality of the Company’s non-public business dealings and information following your Retirement Date. If you believe you are legally required to disclose any such information, you will contact the Company as soon as practicable to inform us of the circumstances requiring disclosure so the Company will have an opportunity to intervene and object if it so wishes.

Again, thank you for your leadership and service to the Company. You have been a visionary leader who has instilled innovation at the Company, driving the Company with a true entrepreneurial spirit. We sincerely appreciate your countless contributions over the last 22 years. You have been an incredible contributor to the Company’s successes.

We wish you all the best as you focus on your other business and leadership endeavors and continue to pursue new opportunities and interests in the years ahead.

Sincerely,

/s/ Walter T. Beach

Walter T. Beach

Chair, Compensation Committee

/s/ Mei-Mei Tuan

Mei-Mei Tuan

Chair, Nominating and Governance Committee

/s/ Michael J. Bradley

Michael J. Bradley

Lead Independent Director

Chair, Audit Committee

Acknowledged and Agreed:

By:	/s/ Daniel G. Cohen
Daniel G. Cohen

Date:	October 20, 2021